Exhibit 10.2

EXECUTION COPY

FORM OF RETENTION AGREEMENT

This RETENTION AGREEMENT (this “Agreement”) is made on and as of December 4, 2005, by and among [                    ] (“Executive”), PROVIDE COMMERCE, INC., a Delaware corporation, and LIBERTY MEDIA CORPORATION, a Delaware corporation (“Parent”).

RECITALS

A. Concurrently with the execution and delivery of this Agreement, Parent and Company are entering into the Merger Agreement. This Agreement is an inducement to Parent to enter into the Merger Agreement, and it is a condition precedent to Parent’s obligations to effect the Merger thereunder that this Agreement shall have been entered into and be in full force and effect.

B. Executive currently holds Company Stock Options, as defined in the Merger Agreement, to purchase approximately [                    ] shares of Company common stock.

C. Section 2.3(b) of the Merger Agreement provides that each Company Stock Option outstanding at the Effective Time (whether or not then exercisable) shall be converted immediately following the Effective Time into the right to receive an amount (the “Option Consideration”) equal to the product of (i) the number of shares subject to such Company Stock Option, multiplied by (ii) the positive amount (if any) obtained by subtracting the exercise price per share of such Company Stock Option from the Merger Consideration (as defined in the Merger Agreement), payable in cash. The aggregate Option Consideration to which Executive would be entitled to receive pursuant to Section 2.3(b) of the Merger Agreement, in respect of all Company Stock Options held by Executive at the Effective Time, is referred to herein as the “Aggregate Option Consideration”.

D. Executive is currently an Employee of the Company and is its [                    ]. At or before the Effective Time, Company and Executive shall enter into a new employment agreement, or an amendment to Executive’s current employment agreement with Company (such new or amended employment agreement, the “Employment Agreement”), which Employment Agreement shall provide, among other things, for Executive to receive Appreciation Units under the Value Plan, effective as of the Effective Time.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Definitions. As used in this Agreement, the following terms have the corresponding meanings:

“Acceleration Event” is defined in Section 3(d)

“Affiliate” of a Person means any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with such Person. “Control” (including as used in other forms of that term), means possession of the power to direct or cause the direction of the management and policies of another Person, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Option Consideration” is defined in Recital C.

“Business Day” means a day on which banks are not required or authorized to close in the City of New York or the State of California.

“Cause” has the meaning given to such term in the Employment Agreement.

“Change in Control” means (i) the merger, consolidation or reorganization of the Company with any other company (or the issuance by the Company of its voting securities as consideration in a merger, consolidation or reorganization of a Subsidiary with any other company), other than any merger, consolidation or reorganization immediately following the effectiveness of which any combination of Liberty Media, its Affiliates and Designated Persons (as defined below) shall be the beneficial owners (as determined pursuant to Rule 13d-3 and Rule 13d-5 under the Exchange Act and any successor regulation) of, in the aggregate, at least 50% of the combined voting power of the outstanding voting securities of the Company or other entity surviving such merger, consolidation or reorganization; (ii) the approval by the shareholders of the Company of a plan of complete liquidation of the Company or the sale or disposition by the Company of all or substantially all of the Company’s assets, other than any such sale or disposition to an entity at least 50% of the combined voting power of the voting securities of which is, in the aggregate, beneficially owned immediately after the sale or disposition by any combination of Liberty Media, its Affiliates and Designated Persons; or (iii) any sale, transfer or issuance of voting securities of the Company (including any series of related transactions) as a result of which Liberty Media, its Affiliates and Designated Persons shall cease to be the beneficial owners of, in the aggregate, at least 50% of the voting power of the voting securities of the Company. For purposes of this definition, “Designated Persons” means (A) the Chairman of the Board of Liberty Media on the Effective Date, (B) the Chief Executive Officer of Liberty Media on the Effective Date, (C) each of the members of the board of directors of Liberty Media on the Effective Date, and (D) the respective spouses, descendants, descendants of spouses and spouses of descendants, estates and heirs of any of the Designated Persons referred to in clauses (A), (B) and (C) above and any trust or other investment vehicle for the benefit of any Designated Person. For the avoidance of doubt, in the case of any event described in Section 19, the provisions of Section 19 shall be applied first before determining whether such event or any subsequent event constitutes a Change in Control within the meaning of this definition.

“Company” means Provide Commerce, Inc., a Delaware corporation, or another entity as provided in Section 19(a).

“Company Successor” is defined in Section 19(a).

“Company Successor Parent” is defined in Section 19(a).

“Disability” and “Disabled” means a condition under which Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determined physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health policy covering employees of Company, or such other definition as may be prescribed by Section 409A.

“Effective Time” means the effective time of the Merger, as provided in the Merger Agreement.

“Employment Agreement” is defined in Recital D.

“Escrow Agent” means the party named as Escrow Agent in the Escrow Agreement, which shall be a trust company or other financial institution selected by Parent.

“Escrow Agreement” means an Escrow Agreement by and among Parent, Executive, the Escrow Agent named therein, and the other party thereto, substantially in the form attached hereto as Exhibit A, subject to such changes thereto as the Escrow Agent shall require.

“Executive” is defined in the Preamble.

“Forfeiture Event” means the occurrence of either (i) a Separation From Service for Cause, or (ii) a Separation From Service initiated by Executive without Good Reason.

[FOR STRAUSS: “GOOD REASON” MEANS A TERMINATION INITIATED BY EXECUTIVE UNDER CIRCUMSTANCES WHICH QUALIFY AS A “TERMINATION WITHOUT CAUSE” PURSUANT TO THE LAST TWO SENTENCES OF SECTION 5(C) OF THE EMPLOYMENT AGREEMENT.]

[FOR WIJNPERLE: “GOOD REASON” HAS THE MEANING GIVEN TO SUCH TERM IN THE EMPLOYMENT AGREEMENT.]

“Liberty Media” means Liberty Media Corporation, a Delaware corporation, or another entity as provided in Section 19(b).

“Liberty Successor” is defined in Section 19(b)(i).

“Liberty Successor Parent” is defined in Section 19(b)(i).

“Merger” means the merger of Merger Sub with and into Company, with Company as the surviving corporation, pursuant to the Merger Agreement.

“Merger Agreement” means the Agreement and Plan of Merger dated as of the date hereof, among Company, Parent and Merger Sub, as such agreement may be amended or supplemented from time to time prior to the Effective Time.

“Merger Sub” means Barefoot Acquisition, Inc., a Delaware corporation and indirect wholly owned subsidiary of Parent.

“Parent” is defined in the Preamble.

“Person” means an individual, corporation, limited liability company, partnership, trust, incorporated or unincorporated association, joint venture or other entity.

“Restriction” is defined in Section 3(a).

“Retention Amount” means $[                    ] in cash, as such amount may be adjusted from time to time pursuant to Section 2(c).

“Section 409A” means Section 409A of the Internal Revenue Code of 1986, as it may be amended from time to time, and the Treasury regulations and other guidance issued thereunder.

“Separation From Service” (and variations on the form of such term) means any separation from service of Executive with Liberty Media or Company (as applicable) within the meaning of Section 409A.

“spin-off entity” is defined in Section 19(b)(ii).

“Subsidiary” of any Person means any corporation, limited liability company, partnership or other entity a majority of the voting power of which is owned, directly or indirectly, by such Person.

“Unvested Retention Amount” is defined in Section 3(a).

“Vested Retention Amount” is defined in Section 3(a).

“Value Plan” means the Provide Commerce, Inc., Value Plan, as the same may hereafter be amended from time to time.

2. Payment of Retention Amount into Escrow.

(a) Executive hereby agrees that his right to receive the Aggregate Option Consideration shall be subject to the restrictions imposed by this Agreement and the Escrow Agreement, and agrees that, notwithstanding anything in the Merger Agreement to the contrary, (i) the Aggregate Option Consideration shall be reduced by an amount equal to the Retention Amount and (ii) Parent shall pay the Retention Amount to the Escrow Agent for deposit in the Escrow Fund (as such term is defined in the Escrow Agreement). Executive acknowledges and agrees that his rights and interests in the Escrow Fund shall be non-transferable and subject to a risk of forfeiture as provided in this Agreement and the Escrow Agreement.

(b) Immediately following the Effective Time, subject to and in accordance with the terms and conditions of the Merger Agreement, Parent shall pay the Retention Amount to the Escrow Agent, and shall have no obligation under the Merger Agreement or otherwise to pay the Retention Amount to Executive (or to cause such amount to be so paid).

(c) The Retention Amount paid to the Escrow Agent pursuant to this Agreement shall be adjusted from time to time for any gains, interest, other income, losses and expenses attributable to such Retention Amount during the period such Retention Amount (or portion thereof) is held in escrow by the Escrow Agent in accordance with the Escrow Agreement.

3. Forfeiture and Vesting of Retention Amount.

(a) All rights and interests of Executive in and to the Retention Amount shall be subject to forfeiture by Executive in the event of any Forfeiture Event, as provided in this Section 3. The risk of forfeiture imposed upon such rights and interests under this Agreement, together with the restrictions on transferability provided for in this Agreement and the Escrow Agreement, are referred to collectively as the “Restriction.” As of the Effective Time, the Restriction shall apply with respect to 100% of the Retention Amount. The Restriction shall lapse with respect to all or a portion of the Retention Amount in accordance with this Section 3. The portion of the Retention Amount that is subject to the Restriction is referred to as the “Unvested Retention Amount,” and the portion of the Retention Amount that is no longer subject to the Restriction is referred to as the “Vested Retention Amount.”

(b) Except as provided in Sections 3(c) and 3(d), Executive shall forfeit the entire Unvested Retention Amount, and all rights and interests of Executive in the Escrow Fund with respect thereto, immediately upon a Forfeiture Event.

(c) If no Forfeiture Event or Acceleration Event shall have previously occurred, the Restriction shall lapse with respect to 50% of the Retention Amount on the first anniversary of the Effective Time, and shall lapse completely on the second anniversary of the Effective Time.

(d) The Restriction shall lapse with respect to 100% of the Retention Amount upon the first to occur of (i) Executive’s death or Disability, (ii) a Separation From Service for Good Reason, (iii) a Separation From Service effected by Company, Parent or any of their Affiliates without Cause, or (iv) a Change in Control (each, an “Acceleration Event”).

4. Escrow.

(a) Parent and Executive each agree to enter into the Escrow Agreement at or before the Effective Time.

(b) The Escrow Agreement shall provide for the following payments from the Escrow Fund, which shall not require any further instruction from Parent:

(i) On the first anniversary of the Effective Time (or, if that day is not a Business Day, on the first Business Day thereafter), unless the Escrow Agent shall theretofore have received a written notice from Parent pursuant to Section 4(c) or 4(d) of this Agreement, the Escrow Agent shall pay 50% of the Retention Amount to Executive, and Parent shall cease to have any further claims to, or rights or interests in, such portion of the Retention Amount so paid to Executive, effective upon such payment.

(ii) On the second anniversary of the Effective Time (or, if that day is not a Business Day, on the first Business Day thereafter), unless the Escrow Agent shall theretofore have received a written notice from Parent pursuant to Section 4(c) or 4(d) of this Agreement, the Escrow Agent shall pay the entire remainder of the Retention Amount to Executive, and Parent shall cease to have any further claims to, or rights or interests in, the Retention Amount, effective upon such payment.

(c) Upon any lapse of the Restriction pursuant to Section 3(d) of this Agreement, Parent shall deliver a written notice to the Escrow Agent pursuant to Section 5(c) of the Escrow Agreement, with a copy thereof to Executive, instructing the Escrow Agent to pay the Retention Amount to Executive (or, in the case of Executive’s death, to his estate) in accordance with the Escrow Agreement, and Parent shall immediately cease to have any further claims to, or rights or interests in, the Retention Amount.

(d) Upon any forfeiture by Executive with respect to the Unvested Retention Amount as provided in Section 3(b), Parent shall deliver a written notice to the Escrow Agent pursuant to Section 5(d) of the Escrow Agreement, with a copy thereof to Executive, instructing the Escrow Agent to pay the Unvested Retention Amount to Parent in accordance with the Escrow Agreement, and Executive shall immediately cease to have any further claims to, or rights or interests in, the Unvested Retention Amount.

(e) Neither party shall give any instructions to the Escrow Agent except as expressly provided in Sections 4(b), 4(c) and 4(d) (other than any joint instructions as to which both parties may agree in writing).

(f) Neither the Retention Amount held in escrow nor any interest or right therein or part thereof shall be liable for the debts, contracts, or engagements of Executive or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means, whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and without effect, ab initio; provided, however, that this Section 4(f) shall not prohibit any transfer of Executive’s rights and interests hereunder by will or the laws of descent and distribution.

5. Notices. All notices, requests, demands, claims and other communications required or permitted hereunder shall be duly given only if made in writing and personally delivered, mailed by first class, certified or registered mail, postage prepaid, sent by a major national delivery service, or sent by telecopier (if confirmation of successful transmission is obtained). Any such communications shall be effective (i) upon receipt, if personally delivered, (ii) on the fifth day following the date of mailing, postage prepaid, if mailed, (iii) on the day of delivery if sent by major national delivery service, or (iv) at the time transmission to the recipient’s telecopier is completed (as shown by such confirmation of transmission), if sent by telecopier. Any such communication shall be addressed to the parties at the following addresses (or at such other address for a party as such party shall specify by like notice):

(a) if to Parent or the Company:

Liberty Media Corporation

12300 Liberty Boulevard

Englewood, CO 80112

Attention: General Counsel

Facsimile: (720) 875-5382

and

Provide Commerce, Inc.

5005 Wateridge Vista Drive

San Diego, CA 92121

Attention: General Counsel

Facsimile: (858) 638-4708

(b) if to an Executive, as set forth on Executive’s signature page hereto.

6. Survival of Terms. This Agreement shall apply to and bind Executive, Parent and Company, and their respective permitted assignees and transferees, heirs, legatees, executors, administrators and legal successors.

7. Tax Matters. Executive has reviewed with his own tax advisors the federal, state, local and foreign tax consequences of the transactions contemplated by the Merger Agreement, this Agreement, and the Escrow Agreement and any receipt of funds and/or forfeiture hereunder and thereunder. Executive is relying solely on such advisors and not on any statements or representations of Parent, Company or any of their agents. Executive understands that he (and not Parent) shall be responsible for his own tax liability that may arise as a result of the transactions contemplated by the Merger Agreement, this Agreement, and the Escrow Agreement and any receipt of funds hereunder and thereunder.

8. Withholding. The Escrow Agent shall be instructed by Parent or the Company to withhold from any distributions of the Retention Amount pursuant to the Escrow Agreement any amounts required to be withheld from such distributions under applicable federal, state, local or foreign law, including without limitation any and all applicable withholding taxes.

9. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California applicable to contracts executed and to be performed entirely within that State.

10. Amendments. This Agreement may not be amended or modified except by an instrument in writing signed by Parent and Executive.

11. No Right to Continued Employment. Subject to the Employment Agreement, and notwithstanding anything to the contrary, Company and Executive each have an absolute and unrestricted right to terminate Executive’s employment with the Company at any time for any reason whatsoever, with or without Cause, and nothing in this Agreement shall entitle Executive to any continued employment with Company, or to any employment with Parent or Liberty Media.

12. Severability. If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

13. Entire Agreement; No Third-Party Beneficiaries. This Agreement, the Merger Agreement, the Escrow Agreement and the Employment Agreement constitute the entire agreement, and supersede all prior representations, warranties, agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof. This Agreement does not confer upon any person other than the parties any rights or remedies.

14. Counterparts. This Agreement may be executed in one or more counterparts, all of which constitute a single agreement, and shall become effective when one or more counterparts has been signed by each of the parties and delivered to the other parties.

15. Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and therefore waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

16. EXECUTIVE REVIEW. EXECUTIVE REPRESENTS THAT HE HAS READ THIS AGREEMENT AND HAS BEEN REPRESENTED BY COUNSEL IN CONNECTION WITH THE PREPARATION OF THIS AGREEMENT AND IS FAMILIAR WITH ITS TERMS AND PROVISIONS.

17. Arbitration. Any dispute, claim or controversy based on, arising out of or relating to this Agreement shall be settled by final and binding arbitration in San Diego, California, before a single neutral arbitrator in accordance with the National Rules for the Resolution of Employment Disputes (the “Rules”) of the American Arbitration Association, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction. Arbitration may be compelled pursuant to the California Arbitration Act (Code of Civil Procedure §§ 1280 et seq.). If the parties are unable to agree upon an arbitrator, one shall be appointed by the AAA in accordance with its Rules. Each party shall pay the fees of its own attorneys, the expenses of its witnesses and all other expenses connected with presenting its case. Other costs of the arbitration, including the cost of any record or transcripts of the arbitration, AAA’s administrative fees, the fee of the arbitrator, and all other fees and costs, shall be borne by the Company. This Section 17 is intended to be the exclusive method for resolving any and all claims by the parties against each other for payment of damages under this Agreement; provided, however, that neither this Agreement nor the submission to arbitration shall limit the parties’ right to seek provisional relief, including without limitation injunctive relief, in any court of competent jurisdiction pursuant to California Code of Civil Procedure § 1281.8 or any similar statute of an applicable jurisdiction. Seeking any such relief shall not be deemed to be a waiver of such party’s right to compel arbitration.

18. Section 409A.

(a) This Agreement shall be interpreted, construed and administered in a manner that satisfies the requirements of Section 409A.

(b) Notwithstanding anything to the contrary in this Agreement, the parties acknowledge and agree that any payment to be made, or benefit provided, to Executive pursuant to this Agreement shall be delayed to the extent necessary for this Agreement and such payment or benefit to comply with Section 409A.

19. Successors.

(a) Successors to the Company. In the event of any merger, consolidation, reorganization, statutory share exchange, conversion of the Company from a corporation to a limited liability company or other legal entity or other transaction affecting the Company, that results in the exchange or conversion of the Common Stock for or into equity securities of (a) the successor to the Company in such transaction (a “Company Successor”) or (b) any Person of which the Company or such successor is a wholly owned subsidiary after giving effect to such transaction (a “Company Successor Parent”), then (i) all references herein to the Company shall mean and refer to such Company Successor or Company Successor Parent, as applicable, (ii) all references herein to any common stock of the Company shall mean and refer to the equity securities or ownership interests of such Company Successor or Company Successor Parent, as applicable, into which such common stock shall have been converted (or for which it shall have been exchanged) and (iii) such Company Successor or Company Successor Parent, as applicable, shall become a party to this Agreement, and be bound hereby, to the same extent as the Company, as if such Person were a signatory hereto (whether or not such Person signs a counterpart of this Agreement or enters into a joinder agreement or similar instrument with respect hereto).

(b) Successors to Liberty Media.

(i) In the event of any merger, consolidation, reorganization, statutory share exchange, conversion of Liberty Media from a corporation to a limited liability company or other legal entity or other transaction affecting Liberty Media, that results in the exchange or conversion of any class of common stock of Liberty Media for or into equity securities of (a) the successor to Liberty Media in such transaction (a “Liberty Successor”) or (b) any Person of which Liberty Media or such successor is a wholly owned subsidiary after giving effect to such transaction (a “Liberty Successor Parent”), then, if (but only if) such Liberty Successor or Liberty Successor Parent is the beneficial owner (as determined pursuant to Rule 13d-3 and Rule 13d-5 under the Exchange Act and any successor regulation) of equity securities of the Company representing at least 50% of the combined voting power of the total outstanding equity securities of the Company, all references in this Plan to Liberty Media shall thereafter mean and refer to such Liberty Successor or Liberty Successor Parent, as applicable.

(ii) If Liberty Media (or, without limiting the generality of this Section 19, a Liberty Successor Parent) effects a spin-off, split-off or other distribution of the shares of a subsidiary of Liberty Media (or such Liberty Successor Parent) (such subsidiary, a “spin-off entity”) that is the beneficial owner (as determined pursuant to Rule 13d-3 and Rule 13d-5 under the Exchange Act and any successor regulation) of equity securities of the Company representing at least 50% of the combined voting power of the total outstanding equity securities of the Company, and the shares of any series of capital stock of such spin-off entity are registered under Section 12(b) or 12(g) of the Exchange Act, then all references in this Plan to Liberty Media shall thereafter mean and refer to such spin-off entity.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereby execute and deliver this Agreement, on and as of the date first set forth above.

LIBERTY MEDIA CORPORATION

By:
Michael P. Zeisser Senior Vice President

PROVIDE COMMERCE, INC.

By:
Name: Title:

[ ]

Address:

Fax:

CONSENT OF SPOUSE

I,                                         , spouse of [                    ] have read and approve the foregoing Agreement. I hereby appoint my spouse as my attorney-in-fact in respect to the exercise of any rights under the Agreement and agree to be bound by the provisions of the Agreement insofar as I may have any rights in said Agreement or any shares of common stock of Company, options to purchase shares of common stock of Company, or cash payments in exchange therefor, under the community property laws or similar laws relating to marital property in effect in the state of our residence as of the date of the signing of the foregoing Agreement.

Dated:	By:
Name:

EXHIBIT A

FORM OF ESCROW AGREEMENT

[Attached]

Schedule to Exhibit 10.3

The preceding Form of Retention Agreement was entered into between the Company and the following persons as of December 4, 2005. Each Form of Retention Agreement has different terms as indicated below:

Name of Executive	Title	Company Stock Options	Retention Amount	Good Reason
William Strauss	Chief Executive Officer	770,697	$10,000,000	Means a termination initiated by Executive under circumstances which qualify as a “termination without cause” pursuant to the last two sentences of Section 5(c) of the Employment Agreement
Abraham Wijnperle	President and Chief Operating Officer	226,382	$5,000,000	Has the meaning given to such term in the Employment Agreement